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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(b)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             EvergreenBancorp, Inc.
             -------------------------------------------------------
                                (Name of Issuer)

                          $1.00 par value common stock
             -------------------------------------------------------
                         (Title of Class of Securities)

                                   300349 10 7
             -------------------------------------------------------
                                 (CUSIP Number)

                                  June 20, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)

        [X]  Rule 13d-1(c)

        [ ]  Rule 13d-1(d)


                                  Page 1 of 1
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 -------------------------------                       -------------------------
     CUSIP No. 300349 10 7             13G                 Page 2 of 4 Pages
 -------------------------------                       -------------------------

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Clara McNaughton
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [ ]              Not Applicable

          (b)  [ ]              Not Applicable
--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

--------------------------------------------------------------------------------
                         5      SOLE VOTING POWER
       NUMBER OF                41,326

         SHARES          -------------------------------------------------------
                         6      SHARED VOTING POWER
      BENEFICIALLY              0

        OWNED BY         -------------------------------------------------------
                         7      SOLE DISPOSITIVE POWER
          EACH                  41,326

       REPORTING         -------------------------------------------------------
                         8      SHARED DISPOSITIVE POWER
         PERSON                 0

          WITH
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          41,326

--------------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.23%

--------------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON*

          IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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Item 1(a):  NAME OF ISSUER

            EvergreenBancorp, Inc.

Item 1(b):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            301 Eastlake Avenue East, Seattle, WA  98109-5407

Item 2(a):  NAME OF PERSON FILING

            Clara McNaughton

Item 2(b):  ADDRESS OF PRINCIPAL BUSINESS OFFICE

            16109 Evanston Avenue N., Shoreline, WA.

Item 2(c):  CITIZENSHIP

            U.S.

Item 2(d):  TITLE OF CLASS OF SECURITIES

            $1.00 par value common stock

Item 2(e):  CUSIP NUMBER  300349 10 7

Item 3: This statement is not filed pursuant to Rules 13d-1(b) or 13d-2, and therefore this item is not applicable.

Item 4:     OWNERSHIP

            (a)    Amount Beneficially Owned:

                   41,326

            (b)    Percent of Class

                   6.23%

            (c)    Number of Shares as to Which Such Person Has:

                   (i)    sole power to vote or direct the vote:

                          41,326

                   (ii)   Shares power to vote or direct the vote:

                          0

                   (iii)  Sole power to dispose or to direct the disposition of:

                          41,326

                   (iv) Shared power to dispose or to direct the disposition of:

                          0

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Item 5:     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not Applicable

Item 6:     OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not Applicable

Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

            Not Applicable

Item 8:     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not Applicable

Item 9:     NOTICE OF DISSOLUTION OF GROUP

            Not Applicable

Item 10:    CERTIFICATION

            Not Applicable

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 4, 2001
------------------------------------
Date

/s/ Clara McNaughton
------------------------------------
Signature

Clara McNaughton
------------------------------------
Name/Title